Exhibit 99.1

NGL Energy Partners Announces the Appointment of Jared Parker to Board of Directors

TULSA, Okla., January 13, 2017 (BUSINESS WIRE) - NGL Energy Partners LP (NYSE: NGL) announced today that Jared Parker, Managing Director of Oaktree Capital Management has been appointed to the board of directors of its general partner, NGL Energy Holdings LLC, effective January 11, 2017. Mr. Parker has served as a Board Observer since May 2016 and replaces Christopher Beall as a Director.

Mr. Parker has more than 14 years of experience in private equity, operational leadership, investment banking and finance. He served as an investment professional for Highstar Capital prior to joining Oaktree in 2014. He served as president of Ports America Stevedoring, the largest business unit inside Ports America from 2010 through 2013. Mr. Parker holds a B.A. degree in international relations from Stanford University and currently serves on the board of directors of ADS Waste Holdings, Inc.

About NGL Energy Partners LP
NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with five primary businesses: water solutions, crude oil logistics, NGL logistics, refined products/renewables and retail propane. For further information, visit the Partnership's website at www.nglenergypartners.com.

Source: NGL Energy Partners LP
Contact
Trey Karlovich 918 481 1119
Executive Vice President and Chief Financial Officer
trey.karlovich@nglep.com

or

Linda Bridges 918 481 1119
Vice President - Finance and Treasurer
Linda.bridges@nglep.com